Exhibit (d)(2)(ii)

VAN ECK VIP TRUST
VAN ECK VIP MULTI-MANAGER ALTERNATIVES FUND

Schedule Identifying Details of Sub-Advisory Contracts:

PARTY	DATE SIGNED AGREEMENT

Acorn Derivatives Management Corp.	May 19, 2011

Coe Capital Management, LLC	May 19, 2011

Dix Hills Partners, LLC	March 20, 2009

Martingale Asset Management, L.P.	May 1, 2003

Medley Credit Strategies, LLC	March 31, 2011

Millrace Asset Group, Inc.	May 19, 2011

PanAgora Asset Management, Inc.	May 1, 2003

Primary Funds, LLC	January 12, 2010

Tiburon Capital Management, LLC	November 9, 2011